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                                  Exhibit 99.1

MAXICARE ANNOUNCES COMPLETION OF THE SUBSCRIPTION PERIOD FOR ITS RIGHTS OFFERING AND RECEIPT OF SUBSCRIPTIONS FOR $22 MILLION

LOS ANGELES -- October 9, 2000 -- Maxicare Health Plans, Inc. (NASDAQ NM:MAXI; the "Company") announced today that the subscription period for its Rights Offering (the "Rights Offering") expired as of 5:00 p.m., New York City time, on Friday, October 6, 2000.

The subscription agent has received subscriptions (including over-subscriptions) from shareholders for an amount in excess of $22 million. The Minimum Subscription of $14 million has been realized.

As previously announced, the Company, through the Rights Offering, granted to its shareholders of record as of September 14, 2000, non-transferable rights to purchase at $1.00 per share 1-1/2 shares of the Company's common stock for each share of common stock owned by such shareholders on such date, as well as certain over-subscription rights contingent upon availability. Those shareholders who exercised their over-subscription rights will not be subject to a pro-ration.

Paul Dupee, Chairman and Chief Executive Officer of the Company, stated, "We are pleased with the results of the Rights Offering and grateful for the continued support of our shareholders in endorsing our efforts to strengthen the capital resources of the Company and to fund infrastructure enhancements."

Shareholders who have any questions concerning the Rights Offering should contact the Company's information agent for the Rights Offering, MacKenzie Partners at 800/322-2885 (toll free) or 212/929-5500 (call collect).

Maxicare Health Plans, Inc. is a managed health care company with operations in California and Indiana. Its health care plans currently have approximately 430,000 members. The Company also offers various employee benefit packages through its subsidiaries Maxicare Life and Health Insurance Company and HealthAmerica Corporation.

This press release is not an offer to sell or a solicitation of an offer to buy any securities of the Company. Any such solicitation or offer may only be made through a prospectus which has been declared effective by the Securities and Exchange Commission.